EXHIBIT 99.1

Patriot National Bancorp Reports Strong First Quarter Results

STAMFORD, Conn., May 6, 2014 (GLOBE NEWSWIRE) -- Patriot National Bancorp, Inc. ("Patriot") (Nasdaq:PNBK) reported net income for the first quarter of 2014 of $319,000 or $0.01 per diluted share compared to a loss of $2 million or $0.05 per diluted share a year ago. First quarter results include a charge of $117,000 for prior period interest expense related to the company's Junior Subordinated Debentures. Excluding this prior period expense, net income would have been $436,000 and when annualized equates to a Return on Average Assets of 0.33% and a Return on Average Equity of 4.12%. Kenneth T. Neilson, President and CEO commented, "Patriot's first quarter results reflect improvements in all aspects of the company's operation including margin, other income, expense reduction, asset quality and new business generation. We are pleased with our results and look forward to continued improvement and growth."

Michael Carrazza, Chairman, stated, "Based on these results and Patriot's business plan for 2014, we believe Patriot, in the future, will no longer require a valuation allowance on its deferred tax assets which could add over $17 million to capital and will increase book value by approximately 45 cents per share."

Excluding the prior period expense, net interest income for the first quarter of 2014 was $4.1 million compared with $3.9 million in the first quarter of 2013 and Patriot's net interest margin was 3.35% for 2014 up from 2.73% in the first quarter of 2013.

Non interest income totaled $593,000 for the first quarter of 2014 up from $487,000 in the first quarter of last year, a 22% increase. The increases occurred across all categories of ongoing non interest income except for a slight decline on income from Bank Owned Life Insurance due to the interest rate environment.

Non interest expense for the first quarter of 2014 totaled $4.3 million down from $6.4 million in the first quarter of last year, a decrease of 33%. This decrease occurred in virtually every expense category as Patriot restructured itself to achieve efficiencies and provide better service.

At March 31, 2014 total assets were $562 million compared with $609 million a year ago. Net loans totaled $415 million at 3/31/14 compared with $462 million a year ago. Deposits were $428 million at 3/31/14 compared with $492 million last year. In connection with Patriot's turnaround, total assets were reduced to maintain capital requirements; with profitability achieved, Patriot is now growing its balance sheet.

Asset quality continues to improve with nonperforming assets totaling $10.4 million at 3/31/14, compared with $22.8 million a year ago. The provision for loan and lease losses stood at $5.5 million at 3/31/14 and $5.7 million at 3/31/13. The allowance now represents 1.30% of total loans and 53.9% of nonperforming loans. For the first quarter of 2014, the company had net charge-offs of $201,000 compared to $269,000 in the first quarter of 2013.

At March 31, 2014, stockholders' equity was $42.6 million and book value was $1.09 per share. Patriot's leverage capital ratio was 9.56% as of March 31, 2014. The Tier I Risk based capital ratio was 12.87% and the Total Risk based capital ratio was 14.12%. These regulatory capital ratios exceed those necessary to be considered a well-capitalized institution under Federal guidelines.

"Safe Harbor" Statement Under Private Securities Litigation Reform Act of 1995

Certain statements contained in Bancorp's public statements, including this one, may be forward looking and subject to a variety of risks and uncertainties. These factors include, but are not limited to, (1) changes in prevailing interest rates which would affect the interest earned on Bancorp's interest earning assets and the interest paid on its interest bearing liabilities, (2) the timing of repricing of Bancorp's interest earning assets and interest bearing liabilities, (3) the effect of changes in governmental monetary policy, (4) the effect of changes in regulations applicable to Bancorp and the Bank and the conduct of its business, (5) changes in competition among financial service companies, including possible further encroachment of non-banks on services traditionally provided by banks, (6) the ability of competitors that are larger than Bancorp to provide products and services which it is impracticable for Bancorp to provide, (7) the state of the economy and real estate values in Bancorp's market areas, and the consequent effect on the quality of Bancorp's loans, (8) recent governmental initiatives that are expected to have a profound effect on the financial services industry and could dramatically change the competitive environment of the Company, (9) other legislative or regulatory changes, including those related to residential mortgages, changes in accounting standards, and Federal Deposit Insurance Corporation ("FDIC") premiums that may adversely affect the Company, (10) the application of generally accepted accounting principles, consistently applied, (11) the fact that one period of reported results may not be indicative of future periods, (12) the state of the economy in the greater New York metropolitan area and its particular effect on the Company's customers, vendors and communities and other such factors, including risk factors, as may be described in Bancorp's other filings with the SEC.

PATRIOT NATIONAL BANCORP, INC.
STATEMENTS OF OPERATIONS
(Unaudited)	Three Months Ended
Dollars in thousands, except per share data	Mar. 31, 2014	Dec. 31, 2013	Mar. 31, 2013

Interest and dividend income
Interest and fees on loans	$ 4,691	$ 5,037	$ 5,196
Interest on investment securities	135	156	248
Dividends on investment securities	41	26	29
Other interest income	12	11	28
Total interest and dividend income	4,879	5,230	5,501

Interest expense
Interest on deposits	637	767	1,129
Interest on Federal Home Loan Bank borrowings	33	30	351
Interest on subordinated debt	200	71	71
Interest on other borrowings	--	--	76
Total interest expense	870	868	1,627

Net interest income	4,009	4,362	3,874

Provision for loan losses	--	--	(30)

Net interest income after provision for loan losses	4,009	4,362	3,904

Non-interest income
Mortgage banking activity	--	(6)	46
Loan application, inspection and processing fees	66	41	38
Fees and service charges	219	185	171
Earnings on cash surrender value of life insurance	121	126	127
Other income	187	264	105
Total non-interest income	593	610	487

Non-interest expense
Salaries and benefits	1,971	1,962	3,005
Occupancy and equipment expense	922	954	1,039
Data processing	250	436	371
Professional services and other outside services	471	436	889
Advertising and promotional expenses	51	60	42
Loan administration and processing expenses	17	28	77
Regulatory assessments	230	239	374
Insurance expense	97	64	79
Other real estate operations	16	121	2
Material and communications	93	95	106
Restructuring charges and asset disposals	--	(340)	--
Other operating expenses	165	285	385
Total non-interest expense	4,283	4,340	6,369

Income (loss) before income taxes	319	632	(1,978)
Benefit for income taxes	--	(318)	(21)
Net income (loss)	$ 319	$ 950	$ (1,957)

Basic and diluted income (loss) per share	$ 0.01	$ 0.02	$ (0.05)

PATRIOT NATIONAL BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
Dollars in thousands	Mar. 31, 2014	Dec. 31, 2013	Mar. 31, 2013

Assets

Noninterest bearing deposits and cash	$ 1,503	$ 1,570	$ 3,338
Interest bearing deposits	58,254	33,296	57,714
Short-term investments	--	--	711
Total cash and cash equivalents	59,757	34,866	61,763

Securities-available for sale	36,815	37,701	41,105
Other investments	4,450	4,450	3,500
FRB & FHLB stock	5,587	5,587	5,837
Total securities	46,852	47,738	50,442

Gross loans	420,603	423,829	468,210
Allowance for loan losses	(5,480)	(5,681)	(5,717)
Net loans	415,123	418,148	462,493

Accrued interest and dividends receivable	1,578	1,566	1,886
Premises and equipment, net	14,866	15,061	4,327
Cash surrender value of life insurance	22,146	22,025	21,629
Other real estate owned	264	--	3,765
Deferred tax asset, net (1)	--	--	--
Other assets	1,902	1,844	2,538
Total Assets	$ 562,488	$ 541,248	$ 608,843

Liabilities and Shareholders' Equity

Deposits
Noninterest bearing deposits	$ 57,967	$ 55,358	$ 59,814
Interest bearing deposits	370,002	374,846	431,872
	427,969	430,204	491,686

FHLB advances and repurchase agreements	80,000	57,000	57,000
Subordinated debt	8,248	8,248	8,248
Accrued expenses and other liabilities	3,659	3,955	4,235
Total Liabilities	519,876	499,407	561,169

Common stock	391	388	385
Treasury stock	(160)	(160)	(160)
Additional paid-in capital	105,540	105,484	105,363
Accumulated deficit	(62,365)	(62,684)	(57,352)
Accumulated other comprehensive income	(794)	(1,187)	(562)
Total Shareholders' Equity	42,612	41,841	47,674

Total Liabilities and Shareholders' Equity	$ 562,488	$ 541,248	$ 608,843

(1) Includes the deferred tax asset and a full valuation allowance of $17.9 million, $18.1 million and $15.8 million, respectively.

PATRIOT NATIONAL BANCORP, INC.
FINANCIAL RATIOS AND OTHER DATA
(Unaudited)
Dollars in thousands, except per share data

	Mar. 31, 2014	Dec. 31, 2013	Mar. 31, 2013
Asset Quality:
Nonaccrual loans	$ 10,166	$ 12,308	$ 19,019
Other real estate owned	264	--	3,765
Total nonperforming assets	$ 10,430	$ 12,308	$ 22,784

Nonaccrual loans / loans	2.42%	2.90%	4.06%
Nonperforming assets / assets	1.85%	2.27%	3.74%
Allowance for loan losses	$ 5,480	$ 5,681	$ 5,717
Allowance for loan losses / loans	1.30%	1.34%	1.22%
Allowance / nonaccrual loans	53.91%	46.16%	30.06%
Gross loan charge-offs for the quarter	$ 217	$ 828	$ 306
Gross loan recoveries for the quarter	$ 16	$ 293	$ 37
Net loan charge-offs for the quarter	$ 201	$ 535	$ 269

Capital Data:
Book value per share (1)	$ 1.09	$ 1.08	$ 1.24
Tangible book value per share (2)	$ 1.09	$ 1.08	$ 1.24
Shares outstanding	39,122,459	38,786,680	38,480,114

(1) Book value per share represents shareholders' equity divided by outstanding shares.
(2) Tangible book value per share represents shareholders' equity less intangible assets divided by outstanding shares.
CONTACT: Patriot National Bank
         900 Bedford Street
         Stamford, CT 06901

         Kenneth T. Neilson
         President & CEO
         203 252-5962

         Christina L. Maier
         EVP & CFO
         203 252-5901